December 20, 2018

Kenneth Gayron
Executive Vice President and Chief Financial Officer
Avid Technology, Inc.
75 Network Drive
Burlington, MA 01803

       Re: Avid Technology, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed March 16, 2018
           Form 10-Q for the Quarterly Period Ended September 30, 2018 Filed November 8, 2018
           File No. 001-36254

Dear Mr. Gayron:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services